Exhibit 99.1

SB Financial Group

Third Quarter 2018 Earnings Conference Call

October 19, 2018 at 11:00 a.m. Eastern

CORPORATE PARTICIPANTS

Melissa Martin – Investor Relations

Anthony Cosentino – Chief Financial Officer

Mark Klein – Chairman, President, and CEO

Jon Gathman – Senior Lending Officer

PRESENTATION

Operator

Good morning, everyone, and welcome to the SB Financial Group’s Third Quarter 2018 Earnings Conference Call. All participants will be in a listen-only mode. Should you need assistance, please signal a conference specialist by pressing the star key followed by zero. After today’s presentation, there will be an opportunity to ask questions. To ask a question, you may press star and then one. To withdraw your question, you may press star and two. Please also note today’s event is being recorded.

At this time, I would like to turn the conference call over to Ms. Melissa Martin, Investor Relations. Ma’am, please go ahead.

Melissa Martin

Good morning, everyone. I would like to remind you that this call is being broadcast live over the internet and will be archived and available on our website at www.yoursbfinancial.com under Investor Relations. Joining me today are Mark Klein, Chairman, President, and CEO; Tony Cosentino, Chief Financial Officer; and Jon Gathman, Senior Lending Officer.

This call may contain forward-looking statements regarding SB Financial’s performance, anticipated plans, operational results and objectives. Forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied on our call today.

We have identified a number of different factors within the forward-looking statements at the end of our earnings release, which you are encouraged to review. SB Financial undertakes no obligation to update any forward-looking statement except as required by law after the date of this call. In addition to the financial results presented in accordance with GAAP, this call will also contain certain non-GAAP financial measures.

I will now turn the call over to Mr. Klein.

Mark Klein

Thank you, Melissa, and good morning, everyone. Nice to have you all with us for our third quarter 2018 webcast. Our comments today certainly are supplemented by the earnings release we filed yesterday.

Highlights briefly for the quarter include net income of $3.1 million, a 14.5% improvement over the prior year quarter, representing a return on average assets now of 1.3% or a 3 basis point increase.

Diluted EPS for the quarter, $0.39 per share, representing a decrease of $0.01 per share or 1.7% from the linked quarter and a $0.04 decrease, or 9.3% from the prior year quarter, primarily reflecting in the implications of our $30 million capital raise and $1.7 million additional common shares.

Trailing 12 months’ EPS now stand at $1.78, a 20% improvement over the prior year of $1.48. Operating revenue expanded slightly over 2Q and year-to-date is up over $3.4 million or 10.3%. Loan balance has expanded over $18 million or 2.44% from the linked quarter and nearly $96 million or 14.3% from the year-ago quarter.

Deposits grew $36 million or 4.8% and over $72 million or 10% from the year-ago quarter. Expenses were up 2.45% from the linked quarter and up 6.1% from the prior year due to staffing needs in our regulatory and compliance areas.

Mortgage origination volume was down $14 million and nearly 13% from the June quarter, and up nearly $6 million or 6.8% from the year-ago quarter. Asset quality metrics, as with prior quarters, continued to be a strength of ours. SBA loan volume slowed a bit due to some timing constraints and was down significantly to $897,000 or 78% from the year-ago quarter. For the year, originations totaled $12.5 million, down $400,000 from the prior year of $12.9 million or 3%.

As with prior quarters, our results continue to reflect our level of commitment to five key strategic initiatives: that revenue diversity that we seek for balance; organic growth for more scale to improve performance; a broader product set in each household; customized service levels for operational excellence; and of course asset quality that we speak of frequently.

First, revenue diversity. This quarter we delivered over 33% of our revenue from fee-based business lines, down slightly from the June quarter and a bit lower from the year-ago quarter of 40% due to lower mortgage volume and sales and lower SBA loan sale gains. This quarter, residential mortgage volume was down slightly, as I mentioned, including $6 million in variable rate products that flowed to our balance sheet in constrained loan sale gains. For the year, we have originated now $263 million compared to $244 million for the prior year.

SBA lending was also a bit slower this quarter, as I mentioned, but our year-to-date volume remains strong with $12.5 million in originations. We’re now positioned better than ever with BDOs, business development officers, in Westlake, Columbus, Fort Wayne, and Toledo.

Despite increases in mortgage rates, our year-to-date volume has increased 8% or $19.5 million in total originations. Historically, we’ve sold approximately 85% of our originations, but this year sales have declined to approximately 72% due in part to our competitive variable rate products that we offer that include construction lending and some private client products.

Mortgage production for the year has been consistent with prior quarters with Columbus originating $147 million, Defiance $71 million, and Findlay $45 million. We intend to continue to pursue our production goal levels of over $350 million in the purchase market as we add additional mortgage loan professionals. In fact, I’m pleased to announce in September we hired a seasoned executive in Indianapolis to organize a fourth regional mortgage production team. We expect to add three producers this year and another three producers in 2019 from this central Indiana expansion. With a projected total of 30 mortgage loan producers across Ohio, Indiana, and Michigan, our near-term goal of producing $500 million annually is certainly within our sights.

Our SBA production continues to reflect the lumpy nature of loan sale gains that accompany this business line. This quarter we only sold $670,000 with $106,000 in loan sale gains. However, our pipeline is very strong with over $11 million in process and another $3.5 million close and available for sale in the fourth quarter. In 2017, we nearly doubled our volume to nearly $16 million and this year we expect to improve on this success with approximately $19 million in total originations and $1.3 million in loan sale gains. This business line delivers cost effective capital to businesses that are growing, improves our competitiveness in markets that clearly are growing, and adds diversity and stability to our bottom line that is growing.

A reorganized process workflow in the back room and a more conscious approach to business line sales leadership at the top as well as in each market. We are committed to achieving a top 100 producer status in the US by 2020. Our wealth management business line continues to make meaningful contributions to our overall performance. This quarter revenue was in line with linked quarter at just over $700,000 and year-to-date now stands at $2.2 million or $100,000 over our prior year-to-date number. Growing this business line has certainly been challenging for us, but our prospects remain strong with additional seasoned talents in our newer higher growth markets of Fort Wayne, Findlay, and Westlake. In fact, we’ll be announcing a large increase in assets under management from the Cleveland market in the fourth quarter that will give us great momentum as we enter 2019.

Our second key initiative remains to add scale and improve efficiency. Organic balance sheet growth remains strong. This quarter we expanded total assets by 3.6% and improved our year-over-year growth to 13.8%, representing a $119 million expansion. Loan growth came from each of our markets: Columbus $28 million, Defiance $23 million, Toledo $6 million, Lima $6 million, and Findlay $19 million. Our decentralized, seasoned executive-driven model is hitting the target when it comes to identifying the job to be done for our clients in each of our unique markets. Deposits also expanded again this quarter by $36.5 million or nearly 5% from the linked quarter, and up from the prior year by $72.6 million or 10%.

To ensure we continue to deliver appropriate liquidity levels for our operation as well as generate funding, with the proper duration and cost required to fund loan demand, we have launched an enterprise-wide deposit-gathering strategy. We not only have four dedicated treasury management staff working with our commercial lenders and calling on businesses with higher liquidity levels, but also includes eight small business lenders combing the markets on the street for deposit-rich commercial operations as well.

Third is our strategy to develop deeper relationships. Our retail staff owns the onboarding process to new clients and the re-boarding efforts to existing clients. The goal here is to communicate with the client at the time most appropriate using the channel most desired by the client. Our efforts are delivering results. Our total households increased to $29,300 this quarter for an increase of 710 over yearend or 2.48%.

Expanding the number of households and deepening our relationships in both new and existing households enable us to expand the number of products to our clients this year by over 1,460 to over 59,000 or an increase of 2.5%. In addition, the number of services to our clients has also expanded by over 1,300 this year to over 27,300 or a 5.29% expansion. By expanding the number of products in our households, we drive organic balance sheet growth and expanding the number of services to those households, sticky products, we improve the probability of servicing them for life.

Operational excellence remains our fourth theme. Even as mortgage production has slowed from recent quarters, we continue our growth trend of building a solid mortgage servicing portfolio with over $263 million in total mortgage production, I mentioned, representing 1,380 loans for the year. Over 95% of those loans reflect not only a new business but also a new household, the State Bank. As a result, we now service nearly 7,500 mortgages, an increase of $548 million over the year-ago quarter or 7.9%.

Our servicing portfolio now stands at $1.07 billion, up from $979 million in the year-ago quarter. Rates have risen modestly this year, but our weighted average coupon and our portfolio of 3.91% ensures the stability of our nearly $3 million in annual servicing revenue.

Last month I announced to our staff the restructuring of our IT and operations department. The initiative here was to allow our Chief Technology Innovation Officer, Ernesto Gaytan, to build a deeper bench with new team members and some new leadership to better align resources, processes, and priorities to drive operational excellence across the entire enterprise worthy of our clients’ continued trust and confidence. Under the direction of Mr. Gaytan, we intend to continue pursuing both organic balance sheet growth as well as M&A opportunities, a journey that will deliver a larger balance sheet and a larger residential servicing portfolio that today stands at nearly the $1 billion mark on to the $2 billion mark.

We continue to do the right things for the client by offering only the right products and services that best meet and exceed the clients’ needs. This client-centered consulting requires every one of our 250 staff members to work interdependently, as we have discussed for a number of quarters. As a result, this year we have uncovered 1,500 client needs. This has led to over 820 solutions, representing $71 million in additional household products. We prospect client needs diligently and recommend client solutions judiciously. Said differently, we want to provide 100% of everything the client needs and nothing of what they do not.

Our fifth and final initiative is asset quality, a continued strength of our company. Non-performing assets increased slightly to 0.35%, past due loans consistent 0.24%, and net charge-offs of just $6,000 for the quarter and $41,000 for the year. Our reserve to non-performing loans now stands at 256%. Overall our portfolio metrics continue to be stable and favorable to peer in an accommodative operating environment. We’re focused on stress testing credits as well as maintaining our robust loan approval standards and loan review scope that applies to any credit in excess of $350,000.

Finally, we anticipate that the implementation of a data-driven early detection system that we put in place a little over two years ago will enable us to look around the corner and better prepare for the next credit cycle.

And now, I’d like to ask Tony Cosentino to give us a little more detail, Tony, on our quarterly performance.

Anthony Cosentino

Thanks, Mark. Good morning, everyone. Recapping our earnings, as Mark highlighted, net income of $3.1 million and $0.39 per share. Net income up from the prior year, but our EPS was down due to our first quarter capital raise, which added $1.7 million new common shares. Also the impact of the 2017 tax cuts are reflected in the reduction in our federal tax rate from 29.1% in 2017 to 20.9% currently.

Some highlights for the quarter, operating revenue up 5% from the prior year, flat from the linked quarter. Loan growth was up $96.6 million from September of last year or 14.3%. Loan sales delivered gains of $2.2 million from mortgage, small business, and agriculture. Mortgage volume of $95.3 million was higher by 6.8% from the third quarter of 2017. And lastly, we continue to hold our non-performing assets steady with the NPA ratio at quarter end of 35 basis points.

As we break down further our third quarter income statement, we begin with our margin. Net interest income was up from the prior year by 17% and up 1.2% to the linked quarter. End of period loan balances from the prior year up $96.6 million, and our average loan yield for the quarter of 4.95% increased by 35 basis points from the prior year. Overall, our earning asset yield was up 43 basis points to the prior year.

In addition to the balance sheet impact, we’ve had four rate increases that have affected our interest income this year and have driven yields higher. With 70% of our loans of a variable nature, we will continue to see higher loan yields on average but not necessarily increasing at the same pace that we are seeing funding costs rise.

On the funding side, we continue to experience an increase in the cost of our interest bearing liabilities, which came in at 1% for the quarter, up 32 basis points from the prior year and 20 basis points from the linked quarter. Net interest margin at 3.96% was up 15 basis points from the prior year but down from the linked quarter by 18 basis points. These variances were all due to the combination of higher deposit costs, loan growth, and of course reduced fees from softer mortgage loan origination.

Total interest expense costs have risen by 60% from the prior year with a variance driven by volume and a new product strategy with our private banking clients. Loan activity has influenced margin income from the prior year with total loan interest income of $9.5 million, up 24%, which clearly $97 million of increased loan balance is a key driver, including $18 million this quarter and $46 million in the June quarter. We have a strong loan pipeline and expect a growth level in Q4 in line with our third quarter production. Total non-interest income of $4.2 million was down from the prior year, reflecting lower SBA gains and the sale in Q1 of ‘18 of our DCM technology business.

And the SBA rate of this quarter was not as predicted. We had a number of SBA credits that were delayed due to reporting and documentation issues, but we expect our fourth quarter production to be up significantly from the last two quarters. Because of the lower SBA production and the continued pressure on mortgage origination, fee income as a percentage of total revenue was down to 33%.

For the quarter, mortgage originations of $95.3 million were up from the prior year by 6.1% or 6.8%. And for the last 12 months we have originated $335 million in new originations. This quarter’s new purchase volume remained high at 95%. Again, this quarter, we had more on balance sheet residential activity as our clients have chosen to do more of our ARM product than our historical averages. We are looking at alternatives to move some portfolio product off our books in the fourth quarter to ease liquidity and to increase our percentage of sold product levels.

Total gains on sale for mortgage came in at $2.1 million, which was 2.6% on our sold volume of $81 million. Our servicing portfolio of $1.07 billion provided revenue for the quarter of $653,000 and is on pace to deliver $2.6 million to $2.8 million in total revenue in 2018.

The servicing portfolio has increased by $87 million or 8.9% from the prior year. The market value on our mortgage servicing rights remain level this past quarter. Our calculated fair value of 117 basis points was up 9 basis points from the prior year but did result in a $62,000 impairment. At September 30, 2018 our mortgage servicing rights were $11.1 million, up 16% from the third quarter of 2017 and up 5% from the June ’18 quarter. Our total temporary impairment remaining is $143,000.

In the quarter, operating expenses of $8.8 million were up $0.5 million or 6.1%. And compared to the linked quarter, expenses were up just slightly $0.2 million. The expense growth from the prior year is all from increased compensation and employee benefit expense. We have added 13 professionals to our company to supplement our SBA and mortgage sales efforts, and as our company has grown we have also added necessary resources in operations and risk management. On a year-to-date basis, operating expenses were up 10.8%, reflecting operating activity as well as the sale of our DCM business in Q1 and the tax initiatives that we distributed also in the first quarter.

As we turn to the balance sheet, loan outstandings at September 30, 2018 stood at $772 million, which was 79% of the total assets of the company. We had growth of $97 million from the prior year and up $18 million from the linked quarter. Compared to the prior year, our loan book grew in every category, led by commercial real estate with $36.8 million, followed closely by residential real estate at $36.7 million. On the deposit side, we are up from the prior year by $72.6 million, which is a 10.1% growth rate and up from the linked quarter by $36.5 million or 4.8%.

Included in our deposit and interest expense growth was our effort to expand our services with our private client customer base. We embarked on an aggressively priced money market product that added $20 million in deposits during the quarter. We expect the growth and expense level for that product to stabilize at that current level going forward. As we discussed last quarter, we have been fully utilizing our balance sheet to fund our mid-teens percentage loan growth. While our loan-to-deposit ratio has pulled back a bit this quarter to 98% from the 100% level last quarter, it is still very high for us historically.

In addition, with deposit pricing rising in all of our markets, competition is certainly elevated. We forecast that our deposit costs will continue to rise but at a slower rate than experienced in third quarter of 2018.

Looking at our capital position, we finished the quarter at $127 million, up $36 million or 39.8% from the prior year. We continue to be pleased with the added liquidity and sponsorship over our shares after the completion of our capital raise in February. The equity-to-asset ratio of 13% was also up significantly from the prior year.

As we look at asset quality, total non-performing assets now stand at $3.4 million or 0.35% of total assets. The total level of non-performing assets is down $0.3 million from the prior year but up just $0.2 million to the linked quarter. Included in our non-performing asset total is $0.9 million in accruing restructured credits. These restructured loans, which are nearly all maturity extensions, elevate our non-performing level by 10 basis points, and absent these, our total non-performing asset ratio would be just 25 basis points.

Provision expense in the quarter was zero, equal to the level from the third quarter of 2017. Year-to-date, we have set aside $600,000 in provision compared to $200,000 in year-to-date 2017. We had loan losses in the quarter of just $6,000. As we look at our absolute level of loan loss allowance, it stands at $8.5 million, up from the prior year by $0.7 million or 9.4%. Primarily due to loan growth, our allowance to total loans percentage has declined from 1.2% at the prior year to 1.1% currently. This allowance level still places at the median of our peer group, which is where we anticipate landing as we move forward. We now have NPL coverage with our allowance of 256% compared to 213% at September of the prior year.

In summary, a good quarter and our year-to-date performance has been strong with net income of $8.7 million, up 23%. When we look at our pre-tax pre-provision [ph] income number, we are still up 9% from the prior year-to-date and, with all assets under our care, increasing to $2.5 billion.

I’ll now turn the call back over to Mark.

Mark Klein

Thank you, Tony. This quarter we continued to perform at a high level and we’re proud of the quarter that we’ve revealed. Highlighting our performance again was our double-digit expansion in net income, reflecting a 1.3% ROA driven by year-over-year loan growth of $97 million, as Tony mentioned, deposit growth of $72 million, and $95 million in residential loan production. Our performance through the third quarter has positioned us quite well for a strong finish to the year. Our commercial pipeline stands at over $17 million. Our SBA pipeline reveals strength for the final quarter and residential real estate lending has transitioned clearly to the purchase market with great momentum.

Our challenge will be to drive expansion of the liability side of the balance sheet to fund our loan growth at the margin given our 98% loan-to-deposit ratio, as Tony mentioned. Our local and regional economies remain strong and clearly in concert with our intent to drive greater scale, leading to improved efficiency and high performance.

I’ll now turn the call back to Melissa for questions and answers.

Melissa Martin

Thank you, Mark. Operator, we’re now ready for our first question.

QUESTIONS AND ANSWERS

Operator

Ladies and gentlemen, at this time if you would like to ask a question, please press star and then one. If you are using a speakerphone, we do ask that you please pick up your handsets before pressing the keys to ensure the best sound quality. To withdraw your question, you may press star then two. Once again, that is star and then one to ask a question.

Our first question today comes from Sean Tobin from FIG Partners. Please go ahead with your question.

Sean Tobin

Thank you. Good morning.

Mark Klein

Good morning, Sean. Nice to have you with us.

Sean Tobin

Starting with loan growth, third quarter loan growth was very healthy at 10% linked quarter annualized. Can you talk a little more about the pipeline? Is it up or down from last quarter and is there any change to your outlook for low double-digit loan growth going forward?

Mark Klein

Jon?

Jon Gathman

No, Sean, I would say our pipeline is pretty level from last quarter for the fourth quarter. We have a number of new facilities we’ve approved and a number of draw notes that we’ll continue to draw out here through the fourth quarter and into the first quarter of next year on some large construction projects we’ve done.

The only challenge I see going forward, because the real estate market is so good, we have a number of investors in commercial real estate selling some properties at gains that presumably they’ll redeploy and we’ll do the next loan for them as well. But we’re beginning to see some turnover of the commercial real estate again because the market’s so good, but I fully anticipate our pipeline will be relatively stable from third quarter here into fourth quarter.

Mark Klein

And Sean, just a follow-up comment, as we’ve claimed for a number of quarters, with our 2016 and 2017 commercial lenders, not including the SBA lenders, we’re clearly built for growth and we expect to continue our ascent in that definitely high single-digit, low double-digit expansion levels.

Sean Tobin

Awesome, thank you. And I know you touched a little on CRE, what loan segments do you expect to drive growth? I know you spoke of diversifying loan portfolio, more specifically the C&I segment of the portfolio. Is that still the case?

Jon Gathman

This is Jon, Sean. No, absolutely. In fact, we put a number of initiatives here in ’18, changes in incentive plan, changes in calling efforts, changes in personnel and where they’re targeted, and we’re going to amplify that here again in 2019. We’ve begun to see some fruits of that labor, particularly as we’re focused on again that C&I segment, manufacturing small businesses in particular and things we’ve talked about in previous quarters. We’ve also restructured our retail side to include eight new business bankers that are out finding small business loans, which tend to obviously be C&I deals as well. So that continues to be our focus here for the remainder of ’18 and into 2019.

Sean Tobin

Right, okay. You mentioned last quarter some projects that you still expected to fund up. Did that occur this quarter and is there more expected in the fourth quarter?

Jon Gathman

I mentioned earlier, Sean, that yes we have two—three, three large projects in particular. One was delayed, a very nice C&I deal as a matter of fact, was delayed because the customer was doing so well they utilized their own cash. So that delayed a little bit of when they’ll start drawing. But those three large projects, which probably totaled somewhere around $15 million to $20 million between the three, are drawing as we speak and I anticipate now more fourth quarter to first quarter of 2019.

Sean Tobin

Okay, great. Can you talk about your operating markets geographically? Which ones are stronger and weaker today? Is it Defiance, more specifically, Defiance, Columbus, and Toledo? Which ones are stronger and weaker today?

Jon Gathman

In terms of loan growth, Sean?

Sean Tobin

Yes, sorry.

Jon Gathman

Well I think so far this year we’ve seen a fair amount of our loan growth from—I mean the two leading markets are Columbus and Defiance. Columbus is historically here the last three, four years been our strongest loan growth category or region. Certainly we’ve had some nice growth from Finley and Toledo as well. In the fourth quarter looking at the pipeline, interestingly that growth will be in two different markets. I think we’ll see a lot of growth. Some of those draw notes we talked about earlier will be in the Fort Wayne and Lima markets. So a fair amount of diversity in terms of where our growth is coming from here in 2018.

Sean Tobin

Okay, and then switching fronts to the deposit side, deposits increased about 20% linked quarter annualized. Can you talk about what’s driving that strength? Last quarter you mentioned implementing new strategies, and I know you touched it in the beginning of the call, is that gaining traction?

Mark Klein

Well as we mentioned before, Sean, obviously getting up to the 90-plus percentile loan to deposit, we’ve known for a period of time that we needed to drive the C&I portfolio and with that transactional accounts. But we’ve also determined that our private client group and our private client portfolio can certainly grow by increasing those deposit rates. And, we knew that if we increased deposit rates we needed to increase the scale of the portfolio, and we have, to make up lost margin. So we’ve had a more conscious-focused approach on deposits, including from a commercial C&I.

But as I mentioned, with four treasury management individuals on the street literally all the time seeking to find businesses with a high liquidity propensity, as well as our eight individuals that we really removed from the retail operating arena in the offices and moved them on the street. So we certainly expect to continue to drive the funding for our imminent loan growth that Jon has mentioned that is embedded in our existing draw notes as well as what’s in the pipeline to be approved yet.

Sean Tobin

Right, okay. And then in terms of—obviously it depends on the type—but in terms of rates, are you guys offering any new rates on new money in terms of deposits and funding?

Mark Klein

Well we’ve certainly paid attention to our marginal cost and we love keeping it at the margin, but of recent again giving the fact that we’re close to the 100% mark, we’ve had to do what we needed to do to find the liquidity in addition to the CDs that are well into the 2% mark. We’ve launched a 185 on a private client money market account, which was a very competitive rate a month or two ago that now is kind of just okay. So, we look certainly for our cost to continue. The beta on our deposits relative to competition are certainly well above the 1 mark because, again, we just don’t have much room to not grow deposits given the loan demand that we’ve seen.

So we’re optimistic that we can find those deposits. And of recent note would be some large regional banks that are exiting some of our markets. So we’ve launched a couple call blitzes in several markets that we think we can continue to gain some traction, albeit on deposits because that’s what they’re primarily comprised of because they don’t have much in the way of lending opportunities in some of those higher share, lower growth markets that we have had for a number of years.

Sean Tobin

Definitely. And then your deposit outlook for 2019 going forward, can you give a little more color on that in terms of growth?

Mark Klein

Yes, just at a high level again with our betas being greater than competition, we’ve always said that we’re poised for a rising rate environment and we think we have a good mix that if yield curve steepens, and rates rise, certainly the economy is doing well, and commercial will be driven nicely with the expanding economy as we’ve seen. Unfortunately, it will be met a little bit by a softening real estate market.

So we continue to be optimistic that we can find the deposits albeit a number that’s well in excess of our marginal cost. But it’s out there and we think we can find it, and we think we have some great strategies and some great people that are now on the street looking specifically—not for loans. We’ve got the 17 lenders out there looking for loans. Now it’s a matter of gearing up the staff for the liability side growth of the balance sheet.

Sean Tobin

Awesome. That’s very helpful. Switching gears, I guess, to the margin, loan yields were flat to slightly down linked quarter. Was this related to mortgage or fees?

Anthony Cosentino

It was. Obviously the mortgage fee level has an impact on our loan yields. I think we’ve really stabilized on the loan yield side. We’ll continue to see slight increases but pricing is a little stickier in some of our markets on the loan side. So we’re continuing to try to drive that, but I think they’ll stay on this relative range for some time.

Sean Tobin

Okay and then on the topic of loan pricing, what type of rates are you seeing on new production today versus existing yields, and my guess is it looks like it’s intensified?

Jon Gathman

I think competition generally is, but loan growth’s strong enough that I don’t know that pricing has been a significant issue. But certainly there are, particularly the non-regional banks, the community banks in our various markets have been, yes.

Sean Tobin

Okay. And then there’s been a lot of volatility in your margin over the last few quarters. How should we think about the margin over the next several quarters given the strong outlook for loan growth and continued funding cost pressure?

Anthony Cosentino

Well I think that’s absolutely the case. I mean I think, as I said last quarter in our call, the 415 for the quarter was oversized given the impact of the capital raise and getting above 100% loan to deposit. I would suspect we’re going to stay in this same range on a loan-to-deposit ratio, high 90s. Deposit costs will continue to rise, but they’re not going to rise to the level they had risen in the last two quarters on a percentage basis. And as I said, I think loans are going to be sticky. I would expect to stay in this same 3.85 to 3.95 range for margin for the near term.

Mark Klein

Sean, just one additional comment, and Jon can certainly allude to this, but several years ago we began offering swap products to make sure that we continue to appreciate and realize the benefits of a steepening yield curve and rising rates. And how much is our notional risk, Jon, that we have had that we’ve kept those all at a variable basis all in a spirit of riding the yield curve up but also leaving some basis points on the table because we didn’t take a fixed yield and put it on the books and actually make a wider margin, all in the spirit of taking more duration risk?

Jon Gathman

I think it’s just approximately $40 million. And as you pointed out, Mark, two benefits there. The yield curve is so flat right now that the cost of the borrower to go out ten years versus five or even fifteen versus ten is minimal, and we get the upside because the customer is indifferent in a raising rate environment in that situation. So yes, we have some very nice increases to be seen here with LIBOR and prime rate increases recently as those continue to move up.

Mark Klein

So we’re happy with our positioning there, and our clients won, and we’ve got variable products that again are increasing as the yield curve increases. And those have been good for us, as I mentioned, and the client.

Sean Tobin

Again, how much of your portfolio is variable rate? Is it tied to prime or LIBOR?

Anthony Cosentino

It’s in the mid to high 60s, about 70% is variable.

Mark Klein

And that’s our current portfolio. We have another $30 million to $40 million of undrawn lines that are in that same—and again that’s combining primarily home equity loans and C&I lines of credit.

Sean Tobin

Okay, good. Can you provide an update on mortgage outlook given the current rising rate environment?

Mark Klein

Well again, our variable has not been—our number—our variable has been the number of producers, knowingly that refinancing have obviously gone away in every market that we’re in, which is why 95% of what we do is all purchase market and definitely all new to us. Five percent would be about the refinancing’s internally that we have. But clearly now going into Indianapolis with the team down there, which will make four regional teams in some pretty robust markets, our expectations of that $350 million to $400 million going forward. And clearly that $500 million number, we thought we were going to be there back in ’16 and things softened a bit in ’17 with no inventory.

But we remain steadfast on delivering the $500 million in volume per year. Again, not because our individuals that we currently have are going to do 20% more, but it’s because we’re going to have 20% more producers. And as I mentioned, with a total of 30 in our markets in 3 states, we remain fairly bullish on growing not only the volume but the servicing portfolio that has taken us 10 years to get to $1 billion. And I don’t think it’s going to take quite as long obviously to get to the $2 billion mark. But not only do we like the loan sale gains, but we certainly love getting into one more household. And our job is to try to get the service per household, certainly in excess of the 1.5 to 1.6 we currently have on up into 2 and 3. And we work hard through the retail staff to get that done. We’re still working on it.

Sean Tobin

Okay, and then specifically in terms of mortgage originations, how should we think about that in the fourth quarter, and then for the rest of 2019 or entire year?

Anthony Cosentino

Yes, sure Sean. This is Tony. Our initial expectation on Q4 is going to be similar to where we were in Q4 of ’17. That kind of level of origination would put us up, call it, 5% to 7% on a year-over-year basis, kind of contrast that with what we’re seeing in the market, which is probably a down mid-teens type level for other originators. I think we’ve seen that some of those fringe players have left the market. We’ve been able to capture market share and we’ve been able to capture more market share by adding more people on the street. And I think our expectation for ’19 is a similar type growth level like that, high single-digits to low double-digit type, as we sit here today.

Mark Klein

What’s kept us in the mark, Sean, also and I’m sure you’re aware of it that we’ve certainly been aggressive on the construction front given the fact that there’s no one doing spec loans anymore and certainly no one’s ever heard of lot and development loans anymore, so we decided to take a position on trying to attack some of those opportunities in the construction market all be them individually. And we found some great traction there. I think we have probably $40 million or so in construction projects, so we’ve kind of mitigated the downside of not having a development or a spec kind of loan product which nobody’s doing anymore. So those have worked nicely for us and those eventually find their way to the sold portfolio, so that was a good strategy we launched about a year and a half ago or two.

Sean Tobin

Okay, that’s very helpful. And then mortgage sales picked up to 84% this quarter from 72% last quarter. Do you expect that to moderate going forward?

Anthony Cosentino

We’ve historically been in kind of the mid 80s range. We saw some improvement this year from what had been kind of a down year this year. I think we have to acknowledge that the customer has become more confident in taking the arm product, which has landed a bit more on our balance sheet. And we’ve been very successful this year in the private client market, which has added a bit more of on-balance sheet growth to us, less of a sales function.

I think we’ll continue to look at opportunities to monetize some of those balances and see if we can, potentially, for liquidity purposes and/or pipeline, move some of those off of our balance sheet but that will be an ongoing strategy for us.

Sean Tobin

Right, okay. And then on the M&A front, can you talk about your outlook on M&A? Last quarter you indicated you needed to get through your 2018 compliance exam. Has that wrapped up and if so, can you provide us an update on your thoughts regarding M&A outlook going forward?

Mark Klein

Sure, Sean. The compliance exam was to be wrapped up at the end of September per regulator commitment. They readily admit, what really doesn’t do much for us, that they didn’t meet the timeline or the hurdle. And so now they’ve recommitted here to finish this up in October. We continue to be optimistic about the resolution of any issues that we have on the consumer compliance side. We’ve 100% complied. We’ve done it timely. We’ve done it thoroughly. And they’ve acknowledged all that and in fact self-reporting certainly is worthy, and they notate that. So we’re expecting to have that wrapped up here this month.

And certainly pending that would be the impetus to continuing conversations with banks that are in the area that we’ve strategically identified that would be of high interest to us in expanding our footprint, both in-market and adjacent market. So while we’ve grown organically nicely the last five years $250 million, which we think is the most prudent way to grow our company, it certainly doesn’t eliminate the opportunities on M&A. And clearly to get to that $2 billion mark anytime soon, it’s going to take two or three of those acquisitions, and we continue to work at that, again albeit a bit constrained with regulatory conversations as we speak, but we do not expect those to plague us on the long-term here.

Sean Tobin

Thank you. And then I guess just lastly on the provision, provision was zero this quarter. Can you give us any outlook going forward on that?

Anthony Cosentino

Absolutely. I think as we’ve looked at the improvement in our portfolio, the level of absolute relative charge-offs, we felt like the level of provision, our allowance is up close to 10% with a loan growth level of call it 14% on a year-over-year basis. And I think we felt like that was a prudent level.

I would guess we’re still going to be in the range when we finish the year of somewhere close to $1 million in total provision expense, somewhere around that range, $800,000 to $1 million. And I think as we look forward into ’19 we’re going to try to keep pace somewhere in that range, not grow to the full level of loan growth but something probably 60% to 70% of our loan growth levels.

Sean Tobin

Okay, awesome. Alright. Thanks for taking all of my questions. Great quarter, guys.

Mark Klein

Yes, thanks for joining us, Sean. Appreciate it.

Operator

Once again, if you would like to ask a question please press star then one. Our next question comes from Toni Molinari from Cutler Capital. Please go ahead with your question.

Toni Molinari

Hi, Mark. Hi, Tony. Actually I have a question regarding you mentioned the data-driven early detection system of loan performance.

Mark Klein

I’m sorry. Can you speak up a little? I’m sorry, we can’t seem to gather your question well.

Toni Molinari

Hi, sorry. You mentioned a data-driven early detection system for loan performance. Could you speak a little bit more on that?

Mark Klein

Sure, Jon?

Jon Gathman

Sure, Toni. This is Jon. We purchased a number of years ago—it’s through Baker Hill [ph]—a module that they have that rescores our portfolio on a quarterly basis. So it’s the same data they use for small business loans, but it also applies to larger business loans. And really what it does is it develops a baseline, then you look for changes from the baseline, and/or it analyzes changes in other data inside our core, for instance checking accounts, line of credit usage, overdrafts, things like that. And the idea of their system is to forewarn you of those things, a la an overdraft, that could potentially give you an early indication that something has changed with the credit.

We’re looking at that every quarter and in fact we’ve integrated as well into our loan review process. So our loan review officer is also keeping track of that score trend over time. And we intend to use that to further focus our loan review process on those credits that that system divulges, perhaps some potential weaknesses.

Toni Molinari

Okay, that’s great. How has that influenced the provision, or has it influenced the provision at all yet?

Jon Gathman

Well at this point, I would say it hasn’t only because it hasn’t really detected anything significant. Our asset quality is very, very good. I would anticipate that going forward in a little different economic cycle perhaps that we would use that data perhaps to drive some—particularly with CECIL [ph]—some looking around the corner so to speak in terms of our provision levels.

Toni Molinari

Okay, great. And then changing to the deposit side, you mentioned that deposit costs will stabilize. Can you talk a little bit about the indicators that you’re seeing that deposit costs will stabilize?

Anthony Cosentino

Yes, Toni. What I was referencing is that we added call it $20 million to $25 million in a private client type product at a fairly high rate in the quarter. I wouldn’t expect obviously our rates to dramatically increase in that product or the level of balances in that product. So from that perspective I think that had an outside impact on our interest expense costs, specifically in the quarter. Clearly the deposit market is moving, but we’ve seen some stabilization. I mean it’s kind of been a bit more stair-step than a kind of a gradual increase. So I still think fourth quarter it’ll be more stable certainly than it has been in the prior two.

Mark Klein

And Toni, just an extra comment. We do have some strategies that I don’t want to speak publicly about yet but we do have some strategies to be a little more innovative in the deposit gathering arenas in all of our markets, and we’re going to be rolling some of that out here in the fourth quarter. That certainly will put us in a more competitive position we think.

Toni Molinari

Okay, that’s great to hear. That’s all I have. Thank you very much.

Mark Klein

Thank you.

Operator

And ladies and gentlemen, at this time we’ve reached the end of today’s question and answer session. I’d like to turn the conference call back over to Mark Klein for any closing remarks.

CONCLUSION

Mark Klein

Again, thank you all for joining us. It was a pleasure talking with you here and reporting our third quarter results. And we certainly look forward to chatting with you in January for our entire 2018 year results. Again, thanks for joining us and we’ll talk soon.

Operator

Ladies and gentlemen, that does conclude today’s conference call. We do thank you for attending. You may now disconnect your lines.